 SECOND AMENDMENT TO EMPLOYMENT AND
NON-SOLICITATION AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Second Amendment”), dated this 6th day of June, 2012, is entered into by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and Robert W. Humphreys, a South Carolina resident (“Executive”).

WHEREAS, Executive and the Company entered into an Employment and Non-Solicitation Agreement, dated June 10, 2009 (“Agreement”), providing for the terms of Executive's employment with the Company; and

WHEREAS, Executive and the Company entered into a First Amendment to Employment and Non-Solicitation Agreement, dated August 17, 2011, which amended the Agreement to provide for performance-based incentive compensation and to eliminate income tax gross-up provisions for certain incentive stock compensation; and

WHEREAS, the Executive and the Company desire to further amend the Agreement to extend the term of the Agreement for an additional three (3) years and to adjust Executive's base salary and incentive bonus and performance-based equity compensation opportunities.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Base Salary. Through June 30, 2012, the Company shall continue to pay to Executive as compensation for his services the annual base salary he received immediately prior to the date of this Second Amendment. Effective July 1, 2012, and thereafter during the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services a Base Salary of not less than $760,000 (Base Salary). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Compensation Committee of the Company's Board of Directors and confirmed by the full Board of Directors.
2.    Section 2(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Incentive Bonus. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company's Short-Term Incentive Compensation Plan as in effect from time to time. The Executive's Base Short-Term Incentive Compensation Base during fiscal year 2012 is $650,000 and will remain at $650,000 during fiscal years 2013, 2014 and 2015. Calculation of the Executive's Short-Term Incentive Compensation will be the same as approved annually by the Board of Directors for the Delta Apparel, Inc. Short-Term Incentive Compensation Participants. The maximum payout to the Executive from the Short-Term Incentive Compensation Plan is $1,500,000 for any single fiscal year. Any cash compensation payable under this paragraph shall be referred to as “Incentive Compensation” in this Agreement.

3.    Section 2(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c)     Performance Units. Effective August 17, 2011 and during the remaining portion of the term of Executive's employment with the Company pursuant to this Agreement, Executive will participate in the Delta Apparel, Inc. 2010 Stock Plan (“Plan”).

Previously Granted Fiscal Year 2012 Performance Units. The Company previously granted to Executive 52,000 Performance Units in connection with the Company's fiscal year ending June 30, 2012, and pursuant to the terms of the Plan and the separate terms of a Performance Unit Award agreement between the Executive and the Company governing such grant. That grant remains subject to all of the terms and conditions of the applicable Performance Unit Award agreement and the Plan.

Fiscal Year 2013, 2014 & 2015 Performance Units. Pursuant to the terms of the Plan, Executive will receive a grant of 156,000 Performance Units, with one third of such Performance Units (52,000) eligible to vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for each of the Company's fiscal years 2013, 2014 and 2015 based solely on the achievement, as determined by the Compensation Committee, of objective performance goals based on the Company's one-year average return on capital employed ("ROCE") in the applicable fiscal year. This grant will be provided under and subject to the separate terms of a Performance Unit Award agreement between the Executive and the Company, and the Plan. Pursuant to the Performance Unit Award agreement, a 7% one-year average ROCE will entitle Executive to vest with respect to 52,000 shares. A 3% one-year average ROCE will entitle Executive to vest with respect to 10,400 shares (20% of the target number of shares). Executive will not vest in any of the shares if the one-year average ROCE is less than 3%. A one-year average ROCE of 12% or more will entitle Executive to vest with respect to 62,400 shares (120% of the target number of shares), which is the maximum number of shares that can be earned under the grant. If the one-year average ROCE is between 3% and 7%, Executive is entitled to vest with respect to a pro rata number of shares (between 10,400 shares and 52,000 shares), based on the actual one-year average ROCE. If the one-year average ROCE is between 7% and 12%, Executive is entitled to vest with respect to a pro rata number of shares (between 52,000 shares and 62,400 shares), based on the actual one-year average ROCE. With respect to any such Performance Units that vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for fiscal years 2013, 2014 or 2015, Executive will receive shares of Company stock equal to one-half of the value of the aggregate number of such vested Performance Units and a cash payment equal to one-half of the value of the aggregate number of such vested Performance Units.

Any conflict or inconsistency between this Agreement and the terms of any Performance Unit Award agreement or Plan will be governed by the terms of the applicable Performance Unit Award agreement or Plan.

In the event that Executive's employment is terminated other than for Cause as defined in Section 4(b) of the Agreement, subject to satisfaction of the applicable performance criteria, the full award will be made for the fiscal year in which the Executive's employment is terminated.

4.    Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 and Section 6 hereof, the term of this Agreement (the "Term") shall commence as of the first day of fiscal year 2010 and shall continue until the date of the filing with the Securities and Exchange Commission of the Company's Form 10-K for fiscal year 2015.

Except as otherwise provided in this Second Amendment, the Agreement will continue as provided therein for the remaining term of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

DELTA APPAREL, INC.

By: /s/ Martha M. Watson

Name: Martha M. Watson

Title: Vice President and Corporate Secretary

“Executive”

/s/ Robert W. Humphreys

Name: Robert W. Humphreys

Title: Chairman of the Board of Directors and Chief Executive Officer